                             FIRST AMENDMENT TO THE
                            REORGANIZATION AGREEMENT

     First Amendment dated as of July 14, 1997 to the Reorganization Agreement (the "Amendment") among Capsure Holdings Corp., a Delaware corporation (the "Company"), Continental Casualty Company, an Illinois corporation ("Continental"), CNA Surety Corporation, a Delaware corporation ("Newco"), Surety Acquisition Company, a Delaware corporation ("Acquisition"), and certain other affiliates of Continental Casualty Company listed on the signature pages of this Amendment (such affiliates together with Continental, being collectively referred to as "Parent");

     WHEREAS, the parties hereto have executed the Reorganization Agreement, dated as of December 19, 1996 (the "Agreement"), and the Merger as contemplated therein is to be submitted to stockholders of the Company for their approval pursuant to the articles of incorporation of the Company and Delaware Law;

     WHEREAS, the parties to the Agreement desire to amend, alter and modify the Agreement as set forth herein in accordance with Sections 8.4 and 8.6 of the Agreement; and

     WHEREAS, the Boards of Directors of the Company, Parent, Newco and Acquisition have each approved the terms of the Amendment and authorized its execution and delivery.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent, Newco and Acquisition hereby agree as follows:

                                   ARTICLE I

                          AMENDMENTS, ALTERATIONS AND
                         MODIFICATIONS TO THE AGREEMENT

     Section 1.1 Section 5.7(a) of the Agreement. Section 5.7(a) of the Agreement is amended to (i) add the clause ", except with respect to net written premiums as contemplated by Section 2.13 hereof" at the end of the first sentence of such Section 5.7(a); (ii) add the clause "and except for the $35.0 million adjustment to the net loss and loss adjustment expense reserves for the first quarter ended March 31, 1997" after the word "Agreement" in the second sentence of such Section 5.7(a); and (iii) delete reference to paragraph "(a)".

     Section 1.2 Section 5.7(b) of the Agreement. Section 5.7(b) of the Agreement is amended by deleting such Section in its entirety.

     Section 1.3 New Section 2.13 of the Agreement. The Agreement is amended to add the following Section immediately following Section 2.12 of the Agreement:

     2.13 Post Closing Lookback Adjustment. The parties acknowledge that the exchange ratio set forth in Section 2.12 of the Agreement is based upon, among other things, certain projections of net written premiums for the PR66 Insurance Business and the Company for the year ended December 31, 1997. Parent, Newco, Acquisition and the Company agree that, in order to reflect the parties' intention as of the Effective Time, the exchange ratio shall be adjusted either by the surrender by Parent of shares of New Common to Newco or the issuance to Parent by Newco of additional shares of New Common (in each case at a price equal to $0.01 per share), as the case may be, based upon the PR66 Business Net Written Premiums (as hereinafter defined), as adjusted by the Company Net Written Premium Adjustment (as hereinafter defined), and in accordance with the table set forth in Exhibit A to the Amendment (collectively, the "Lookback Adjustment").

     2.13.1 For the purpose of the Amendment, the following terms shall have the meanings ascribed below:

          (i) "PR66 Business Net Written Premiums" shall mean the actual net written premiums of the PR66 Insurance Business for the year ended December 31, 1997 (including, for the purposes of this Section, business written after the Closing Date which is accounted for as PR66 Insurance Business in accordance with Section 2.13.5(i)), as determined in accordance with SAP (based on the same accounting month convention as has been followed in the preparation of the historical audited financial information for the PR66 Insurance Business for the year ended December 31, 1996 and for the three months ended March 31, 1997), consistently applied;

          (ii) "Company Net Written Premiums" shall mean the actual aggregate net written premiums of Western and USA for the year ended December 31, 1997, determined in accordance with SAP, consistently applied; and

          (iii) "Company Net Written Premium Adjustment" shall mean the increase or decrease, as appropriate, to the PR66 Business Net Written Premiums, determined by adding (in the case of a positive amount) or subtracting (in the case of a negative amount) an amount calculated in accordance with the following equation:

     Company Net Written Premium Adjustment = ($99,764,000 - Company Net Written Premiums) X N

     N = 1.5754 if the PR66 Business Net Written Premiums are greater than
         $139.0 million, or 1.2954 if the PR66 Business Net Written Premiums are equal to or less than $139.0 million.

     2.13.2 The Lookback Adjustment provided in this Section 2.13 shall be determined by adding (in the case of a positive amount) or subtracting (in the case of a negative amount) the Company Net Written Premium Adjustment to or from, respectively, the PR66 Business Net Written Premiums and applying such result to the table set forth in Exhibit A hereto to determine the number of shares to be surrendered by Parent or issued by Newco (any shares surrendered are based on the initial negotiated value of the New Common shares as of the Closing Date).

     2.13.3 The Lookback Adjustment shall be initially determined as of a date no later than the date of the audit opinion issued with respect to Newco's financial statements for the year ended December 31, 1997, and Newco's chief executive officer will deliver a certificate relating to the Lookback Adjustment to the Newco Audit Committee and Parent no later than five business days after the date of the audit opinion, but in no event later than March 25, 1998. The certificate, which shall be signed by Newco's chief executive officer, shall contain the specific Lookback Adjustment, a schedule which indicates in reasonable detail how the Lookback Adjustment was determined, and a statement that, based upon such officer's reasonable belief, the Lookback Adjustment was prepared on a basis consistent with the provisions of this Section 2.13 and Newco has complied with the provisions of Section 2.13.5. Such certificate shall be accompanied by a report of Deloitte & Touche, L.L.P., with respect to the Lookback Adjustment prepared pursuant to the Statement on Auditing Standards No. 35 of the American Institute of Certified Public Accountants or any successor pronouncement, in either case, as in effect on the date of such report. Such certificate shall verify the accuracy of the computation of the Lookback Adjustment, if any, based upon procedures customarily employed in a certified audit. The Newco Audit Committee and Parent shall have the right, upon written notice to Deloitte & Touche, L.L.P., to receive and review all workpapers of Deloitte & Touche, L.L.P. relating to the matters covered hereby.

     2.13.4 The shares of New Common shall be surrendered by Parent or issued by Newco, as the case may be, on March 31, 1998. Except as otherwise indicated in this Section 2.13.4, the number of shares surrendered or issued pursuant to
Section 2.13 shall not be adjusted for the issuance or repurchase of shares by Newco, the purchase or sale of shares by Parent, or the making of any dividends or distributions by Newco after the Effective Time. In case Newco shall, after the Effective Time but prior to March 31, 1998:

           (i) pay a dividend or make a distribution on the New Common shares of New Common,

           (ii) subdivide its outstanding shares of New Common into a greater number of shares, or

          (iii) combine its outstanding shares into a smaller number of shares,

the number of shares to be surrendered or issued, as the case may be, shall be equitably adjusted as if such dividend, distribution, subdivision or combination had been made immediately after the Effective Time and immediately prior to the Lookback Adjustment.

     2.13.5 The parties acknowledge that for purposes of this Section 2.13:

           (i) Newco may combine the PR66 Insurance Business with those businesses of the Company and will continue to maintain separate accounting records with respect to the PR66 Business for purposes of the Lookback Adjustment.

           (ii) Subject to subparagraph (iii) below, Newco will through December 31, 1997 continue to operate each of the PR66 Insurance Business and the Company's businesses in a manner consistent with each of their prior practices.

          (iii) Newco may effect such changes to the operations or practices of each of the businesses as Newco management believes is in the best interests of Newco stockholders generally, and the effects, if any, of such changes will be allocated and adjusted equitably among the PR66 Insurance Business and the Company's businesses in order to achieve the intentions and purposes of this Section 2.13.

     2.13.6 All claims, disputes and other matters in question arising out of, or relating to, this Section 2.13 shall be submitted to, and determined by, arbitration if good faith negotiations between Parent and Newco Audit Committee do not resolve such claim, dispute or other matter within 60 days. Such arbitration shall proceed in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then pertaining (the "Rules") but not under the auspices of AAA, unless the Newco Audit Committee and Parent mutually agree otherwise, and pursuant to the following procedures:

          (i) notice of the demand for arbitration shall be filed in writing with the Newco Audit Committee or Parent, as the case may be. Newco Audit Committee and Parent shall each appoint an arbitrator, and such arbitrators shall appoint a third neutral arbitrator within 10 days. If the appointed arbitrators fail to appoint a third, neutral arbitrator within 10 days, such third, neutral arbitrator shall be appointed by the CPR Institute for Dispute Resolution or such other neutral organization as may be mutually agreed to by Newco Audit Committee and Parent. Newco Audit Committee and the Parent agree that each will appoint an arbitrator who is a current or retired executive of an insurance company. A determination by a majority of the panel shall be binding;

           (ii) reasonable discovery shall be allowed in arbitration;

          (iii) all proceedings before the arbitrators shall be held in the principal office of Newco;

          (iv) the governing law shall be as specified in Section 9.4 of the Agreement;

           (v) the costs and fees of the arbitration, including attorneys' fees, shall be allocated by the arbitrators; and

          (vi) the award rendered by the arbitrators shall be final and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof.

     Section 1.4 Section 2.12 of the Agreement

                  Section 2.12 of the Agreement is amended by deleting the number "27,078,219" in the first sentence and replacing it with the number "27,096,337."

     Section 1.5 Section 6.1.2 of the Agreement

                  Section 6.1.2 of the Agreement is amended by adding the clause "and as specifically provided in Section 6.26 below" in the first line after "Schedule 6.1.2."

     Section 1.6 Section 6.26 of the Agreement

                  The following is added as new Section 6.26 of the Agreement:

                  "Section 6.26 Pre-Closing Distribution. Parent, Newco and Acquisition agree that, subject to the representations, warranties and conditions set forth herein, the Company may declare prior to the Effective Time a dividend or a distribution payable in cash to its stockholders, provided that such dividend or distribution shall be in an amount no greater in aggregate than an amount equal to the sum of (i) $3,500,000 and (ii) the product of (X) the number of calendar days between June 1, 1997 and the calendar day immediately preceding the Effective Time (inclusive of both such dates) and (Y) $58,600. Such dividend or distribution shall be paid as soon as practicable after the Effective Time."

     Section 1.7 Section 8.1.2 of the Agreement. Section 8.1.2 of the Agreement is amended by substituting "September 30, 1997" for "July 31, 1997."

     Section 1.8 Section 4.2 of the Agreement. Section 4.2 of the Agreement is amended by (i) deleting the number "15,751,749" in the third line of the first sentence and replacing it with the number "15,850,245" and (ii) deleting the number "1,021,399" in the third sentence and replacing it with the number "934,126."

     Section 1.9 Section 7.3.4 of the Agreement. Section 7.3.4 of the Agreement is amended by deleting the entire text of such Section and inserting the words "Intentionally left blank." in its place.

     Section 1.10 Section 6.25 of the Agreement. Section 6.25 of the Agreement is amended by deleting the words "April 30, 1997" in the second line and inserting the words "June 30, 1997" in its place.

     Section 1.11 Annex D of the Agreement. The agreement included in Appendix I to this Amendment shall replace and be substituted for the corresponding agreement included in Annex D of the Agreement.

     Section 1.12 Section 6.27 of the Agreement. The Agreement is amended to add the following Section immediately following Section 6.26 of the Agreement (as set forth in Section 1.6 of this Amendment):

          "6.27 Capsure Designated Directors. Parent agrees that, if any of Messrs. Esselborn, Dammeyer or Knox, ceases to serve as a director of Newco prior to the 1999 annual meeting of stockholders of Newco, the remaining individuals designated by Capsure or their successors shall appoint the individual to fill such vacancy."

     Section 1.13 Section 6.10.1 of the Agreement. Section 6.10.1 of the Agreement is amended by adding the following sentence immediately after the first sentence in Section 6.10.1:

          "Parent and Company agree that Newco will include in the registration statement on Form S-4 the shares to be reoffered by certain directors and officers of the Company; provided, that such shares shall not exceed 590,622 shares in aggregate; and provided further, that Newco shall be permitted to withdraw the registration of such shares at any time and from time to time after the 90th calendar day following the Effective Time."

                                   ARTICLE II

                                 MISCELLANEOUS

     Section 2.1 Effective Time. This Amendment shall be effective on the date first written above.

     Section 2.2 Ratification. Except as hereby otherwise expressly provided, the Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

     Section 2.3 Conforming Changes. All section, subsection and other similar references in the Agreement shall be changed to conform to the amendments, alterations and modification thereto made hereby.

     Section 2.4 Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

     Section 2.5 Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original and each of which shall constitute one and the same instrument.

     Section 2.7 Amendments. This Amendment and the Agreement may not be further amended, altered or modified except by a written instrument executed by the parties to the Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its representatives thereunto duly authorized, all as of the day and year first above written.

                                          CAPSURE HOLDINGS CORP.,
                                          a Delaware corporation

                                          By: /s/ Bruce A. Esselborn
                                          --------------------------------------
                                            Name: Bruce A. Esselborn
                                            Title: President

                                          CONTINENTAL CASUALTY COMPANY,
                                          an Illinois corporation

                                          By: /s/ David T. Cumming
                                          --------------------------------------
                                            Name: David T. Cumming
                                            Title: Group Vice President & Deputy
                                                   General Counsel

                                          CNA SURETY CORPORATION,
                                          a Delaware corporation

                                          By: /s/ Mark C. Vonnahme
                                          --------------------------------------
                                            Name: Mark C. Vonnahme
                                            Title: President

                                          SURETY ACQUISITION COMPANY,
                                          a Delaware corporation

                                          By: /s/ Mark C. Vonnahme
                                          --------------------------------------
                                            Name: Mark C. Vonnahme
                                            Title: President

                                          FIREMEN'S INSURANCE COMPANY OF
                                          NEWARK, NEW JERSEY,
                                          a New Jersey corporation

                                          By: /s/ David T. Cumming
                                          --------------------------------------
                                            Name: David T. Cumming
                                            Title: Group Vice President & Deputy
                                                   General Counsel

                                          CONTINENTAL INSURANCE COMPANY,
                                          a New Hampshire corporation

                                          By: /s/ David T. Cumming
                                          --------------------------------------
                                            Name: David T. Cumming
                                            Title: Group Vice President & Deputy
                                                   General Counsel

                                          NATIONAL FIRE INSURANCE COMPANY
                                          OF HARTFORD,
                                          a Connecticut corporation

                                          By: /s/ David T. Cumming
                                          --------------------------------------
                                            Name: David T. Cumming
                                            Title: Group Vice President & Deputy
                                                   General Counsel

                                          AMERICAN CASUALTY COMPANY OF
                                          READING, PENNSYLVANIA,
                                          a Pennsylvania corporation

                                          By: /s/ David T. Cumming
                                          --------------------------------------
                                            Name: David T. Cumming
                                            Title: Group Vice President & Deputy
                                                   General Counsel

                                   EXHIBIT A


           PR66 BUSINESS                 NUMBER OF SHARES
    NET WRITTEN PREMIUMS FOR THE           OF NEW COMMON        PARENT PERCENTAGE
    YEAR ENDED DECEMBER 31, 1997      (SURRENDERED BY PARENT)       OWNERSHIP
            AS ADJUSTED                 OR ISSUED BY NEWCO      AFTER ADJUSTMENT*
    ----------------------------      -----------------------   -----------------
            ($ MILLIONS)
GREATER THAN - EQUAL TO OR LESS THAN
       0  - $120.2                          (7,495,772)               53.87%
     120.2 -  122.7                         (6,959,522)               54.54%
     122.7 -  125.2                         (6,423,955)               55.19%
     125.2 -  127.7                         (5,889,828)               55.82%
     127.7 -  130.2                         (5,357,938)               56.43%
     130.2 -  132.7                         (4,820,035)               57.03%
     132.7 -  135.2                         (4,285,589)               57.61%
     135.2 -  137.7                         (3,745,914)               58.18%
     137.7 -  140.2                         (3,211,042)               58.73%
     140.2 -  142.7                         (2,681,957)               59.26%
     142.7 -  145.2                         (2,138,925)               59.79%
     145.2 -  147.7                         (1,602,695)               60.30%
     147.7 -  150.2                         (1,074,355)               60.79%
     150.2 -  160.2                                  0                61.75%
     160.2 -  162.7                          1,069,402                62.66%
     162.7 -  165.2                          1,605,392                63.10%
     165.2 or greater                        2,141,697                63.53%


-------------------------
* The percentages are based upon the beneficial ownership by Parent of 27,096,337 shares of New Common and total outstanding shares and options of 43,880,708 at the Effective Time.

                    AGGREGATE STOP LOSS REINSURANCE CONTRACT
                    (hereinafter referred to as "Contract")

                        EFFECTIVE DATE: XXXXXXX X, XXXX
                 (hereinafter referred to as "Effective Date")

                          entered into by and between

                             WESTERN SURETY COMPANY
                          UNIVERSAL SURETY OF AMERICA
                       SURETY BONDING COMPANY OF AMERICA
              (hereinafter collectively referred to as "Company")

                                      and

                          CONTINENTAL CASUALTY COMPANY
                    (hereinafter referred to as "Reinsurer")

Witnesseth:

In consideration of the mutual covenants contained herein, and upon the terms and conditions hereinafter set forth the Company and the Reinsurer hereby agree as follows:


ARTICLE 1 - SCOPE OF THE CONTRACT

This Contract is solely between the Company and the Reinsurer. Performance of respective obligations of each party under this Contract shall be rendered solely to the other party, except as specifically and expressly provided for in the Insolvency Article. The provisions of this Contract are intended solely for the benefit of the parties to and executing this Contract, and nothing in this Contract shall in any manner create, or be construed to create, any obligations to or establish any rights against any party to this Contract in favor of any third parties or other persons not parties to and executing this Contract.

The retention of the Company and the liability of the Reinsurer and all other benefits accruing to the Company, as provided in this Contract or any amendments thereof, shall apply to the parties comprising the Company as a group and not separately to each of the parties. Any payments by the Reinsurer to any of the parties comprising the Company shall discharge the Reinsurer's liability under this Contract to the extent of such payments with respect to that loss.

ARTICLE 2 - BUSINESS COVERED

This Contract and the reinsurance provided hereunder applies to the Net Losses incurred by the Company during the term of this Contract on an individual accident year basis for any and all CCC Accounts surety business underwritten, renewed or assumed by the Company under policies, contracts and binders of insurance or reinsurance (hereinafter called "policies")

The Company's Net Losses incurred shall be determined consistent with the manner by which such losses are determined in the Company's Statutory Consolidated Annual Statements prior to any loss recoveries hereunder.


ARTICLE 3 - COMMENCEMENT AND TERMINATION

A. This Contract shall become effective at 12:01 a.m. Central Standard Time on XXXXXXX X, XXXX and shall remain in force until 12:00 Midnight Central Standard Time, December 31, 2000, both days inclusive.

B. At the option of the Company, this Contract may be renewed effective at the termination date referenced in paragraph A and at each subsequent termination date thereafter, for a 12 month term with each renewal at a loss ratio and rate to be mutually agreed to by the Company and the Reinsurer.

Notwithstanding the expiration of this Agreement, the provisions of this Agreement shall continue to apply to all unfinished business hereunder until all obligations and liabilities incurred by each party under this Agreement, prior to said date shall be fully performed and discharged.


ARTICLE 4 - RETENTION AND LIMIT

The Reinsurer shall indemnify the Company as respects the business covered under this Contract, as described in Article 2:

A. for accident year 1997, if the Company's loss ratio for the 1997 accident year exceeds 24.0%. The Reinsurer shall then be liable for an amount equal to the Company's Net Earned Premium for that accident year, times the difference in percentage points between the Company's Loss Ratio for that accident year and 24.0%. Solely for purposes of this Agreement, the 1997 accident year shall commence on the Effective Date.

B. for accident year 1998, if the Company's loss ratio for the 1998 accident year exceeds 24.0%. The Reinsurer shall then be liable for an amount equal to the Company's Net Earned Premium for that accident year, times the difference in percentage points between the Company's Loss Ratio for that accident year and 24.0%.

C. for accident year 1999, if the Company's loss ratio for the 1999 accident year exceeds 24.0%. The Reinsurer shall then be liable for an amount equal to the Company's Net Earned Premium for that accident year, times the difference in percentage points between the Company's Loss Ratio for that accident year and 24.0%.

D. for accident year 2000, if the Company's loss ratio for the 2000 accident year exceeds 24.0%. The Reinsurer shall then be liable for an amount equal to the Company's Net Earned Premium for the accident year times the difference in percentage points between the Company's Loss Ratio for that accident year and 24.0%.

In calculating the Company's Loss Ratio, the Reinsurer and Company agree that the convention to be followed is that (1) when assigning reported losses to an accident year the date of notice of the actual event of loss or default will be the date the loss is incurred, except that when the date of notice of the actual event of loss or default occurs after the expiration of a policy then the date immediately preceding the date the policy expires will be deemed to be the date the loss is incurred, and (2) premium is earned on an exposure year basis.

The Company's Loss Ratio for each accident year and the amount due hereunder shall be calculated at the end of each calendar quarter and reported as provided in the Reports and Remittances Article of this Agreement.


ARTICLE 5 - DEFINITIONS

A. "CCC Accounts" as used herein shall mean (1) those surety accounts coded as PR66 that as of the Effective Date are maintained in Continental Casualty Company's or its affiliated insurer's records, and (2) those insureds and principals that are a party to surety policies at any point in time on or after the Effective Date and prior to December 31, 2000 with
     (i) Continental Casualty Company or its affiliated insurers, or (ii) the Company, excluding those insureds and principals which in the judgment of the Company would have been underwritten in the normal course of business by the Company prior to the Effective Date. The Reinsurer may request detailed reports of underlying premium and loss data supporting the designation as CCC accounts and shall have the right to challenge such designations.

B. "Loss Ratio" for a particular accident year as used herein shall mean the ratio of the Company's Net Losses for that accident year to its Net Earned Premium for that accident year.

C.   "Net Losses" for a particular accident year, as used herein, shall mean
     (1) the Company's net losses and loss adjustment expenses (allocated and unallocated) paid, plus (2) the loss and loss adjustment expense reserves, including reserves for losses incurred but not reported and for unallocated loss adjustment expenses, as respects losses incurred during that accident year.

D. "Gross Net Earned Premium" as used herein shall mean the Company's gross earned premium for the accident year, or part thereof, under consideration, less only the earned portion of premiums ceded for reinsurance which inures to the benefit of this Contract.

E. "Net Earned Premium" as used herein shall mean the Company's gross net earned premium for the accident year, or part thereof, under consideration, less premium ceded to the Reinsurer under this Contract.


ARTICLE 6 - PREMIUM

On the Effective Date, the Company shall pay to the Reinsurer a premium equal to $20,000 multiplied by a fraction, the numerator of which shall be the number of calendar days remaining in calendar year 1997 as of the Effective Date of this contract and the denominator of which shall be 365. Within 15 days after each subsequent January 1st during the term of this Contract, the Company shall pay to the Reinsurer an annual premium of $20,000.


ARTICLE 7 - REPORTS AND REMITTANCES

A. Within 30 days following the end of each calendar quarter, the Company shall provide the Reinsurer with a detailed report showing the cumulative amount of each of the following until all amounts recoverable hereunder have been settled. Such amounts shall be segregated by accident year.

      1.   Gross Net Earned Premium;
      2.   Net Earned Premiums;
      3. Paid losses and loss adjustment expenses (allocated and unallocated), net of salvage, recoveries, and inuring reinsurances;
      4. Reserves for outstanding losses and loss adjustment expenses (including IBNR and unallocated loss adjustment expenses), net of inuring reinsurances.

      In addition, the Company shall furnish to the Reinsurer a calculation of its Loss Ratio and any amounts recoverable hereunder, if any, as respects each covered accident year period as set forth in Article 4.

B. Within 15 days following the Reinsurer's receipt of the Company's quarterly report, the Reinsurer shall remit to the Company that amount, if any, due under Article 4 hereof. If the amount recoverable hereunder as of the date of calculation is less than the amount previously paid by the Reinsurer for the same period that computation is being made, then any return amount due the Reinsurer shall be paid by the Company with its report.

C. Reinsurance Premium amounts due the Reinsurer shall be paid by the Company as set forth in Article 6.

D. The Company, at any time or from time to time, may compute the Loss Ratio earlier than the end of the next calendar quarter, and will report that calculation to the Reinsurer. If as a result of said calculation payment is due to the Company, the Reinsurer will remit that payment within five business days of the Reinsurer's receipt of the Company's report.


ARTICLE 8 - NET RETAINED LIABILITY

A. This Contract applies only to that portion of any policy which the Company retains net for its own account, and in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Contract attaches, only loss or losses in respect of that portion of any policy which the Company retains net for its own account shall be included.

B. The amount of the Reinsurer's liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurer(s), whether specific or general, any amounts which may have become overdue from such reinsurer(s), whether such inability arises from the insolvency of such other reinsurer(s) or otherwise.


ARTICLE 9 - OFFSET

The Company or the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract or under the Surety Quota Share Treaty or the Surety Excess of Loss Reinsurance Contract between certain of the parties hereto. The party asserting the right of offset may exercise such right at any time whether the balances due are on account of premiums or losses. In the instance of insolvency of one or more of the reinsured Companies, applicable state law will apply.


ARTICLE 10 - CURRENCY

Whenever the word "Dollars" or the "$" sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

ARTICLE 11 - ACCESS TO RECORDS

The Company shall allow the Reinsurer to inspect, at reasonable times, the records of the Company relevant to the business reinsured under this Contract, including but not limited to Company files concerning premium, underwriting, claims, losses or legal proceedings which involve or may involve the Reinsurer and the Reinsurer may make copies of any records pertaining thereto. This right of inspection, audit and information shall survive termination of this Contract and shall run to the natural expiry of all liabilities under the Bonds reinsured.


ARTICLE 12 - ERRORS AND OMISSIONS

Any inadvertent delay, omission or error shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such delay, omission, or error had not been made, provided such omission or error is rectified as soon as possible after discovery.


ARTICLE 13 - TAXES

The Reinsurer shall maintain the required reserves as to the Reinsurer's portion of claims and losses. The Company shall be liable for all premium taxes on business covered hereunder. If the Reinsurer is obligated to pay any premium taxes on this business, the Company shall reimburse the Reinsurer, however, the Company shall not be required to pay taxes twice of the same premium.


ARTICLE 14 - INSOLVENCY

This reinsurance shall be payable by the Reinsurer on the basis of the liability of the Company(ies) under policy or policies reinsured without diminution, because of the insolvency of the Company, to the Company(ies) or its liquidator, receiver, or statutory successor.

In the event of insolvency of one or more of the Companies, the liquidator or receiver or statutory successor of the Company (ies) shall give written notice to the Reinsurer of the pendency of a claim filed against the Company(ies) on the Policy or Policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Company(ies) or its liquidator or receiver or statutory successor. The expenses thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Company(ies) as part of the expense of liquidation to the extent of a proportionate share of the benefits which may accrue to the Company(ies) solely as a result of the defense so undertaken by the Reinsurer.

Should one or more of the Companies go into liquidation or should a receiver be appointed, the Reinsurer shall be entitled to deduct from any sums which may be or may become due to the Company(ies) any sums which are due to the Reinsurer by the Company(ies) and which are payable at a fixed or stated date under this Contract or under the Surety Quota Share Treaty or the Surety Excess of Loss Reinsurance Contract between certain of the parties hereto, to the full extent permitted under the laws of the insolvent party's state of domicile.

It is further understood and agreed that, in the event of the insolvency of the Companies, the reinsurance under this Contract shall be payable directly by the Reinsurer to the Company(ies) or to its liquidator, receiver or statutory successor except a) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the Company(ies) and b) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the Company(ies) as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Company(ies) to such payees.

In no event shall anyone other than the parties to this Contract or, in the event of the insolvency of one or more of the Companies, its liquidator, receiver, or statutory successor, have any rights under this Contract.


ARTICLE 15 - AMENDMENTS

This Contract may be altered or amended in any of its terms and conditions by mutual written consent of the Company and the Reinsurer. Such written mutual consent will then constitute a part of this Contract.


ARTICLE 16 - ARBITRATION

As a condition precedent to any right of action hereunder, any dispute arising out of the interpretation, performance or breach of this Contract, including the formation or validity thereof, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration will be in writing and sent certified mail, return receipt requested.

One arbitrator shall be chosen by each party and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator who shall preside at the hearing. If either party fails to appoint its arbitrator within thirty (30) days after being requested to do so by the other party, the latter, after ton (10) days notice by certified mail of its intention to do so, may appoint the second arbitrator.

If the two arbitrators are unable to agree upon the third arbitrator within thirty (30) days of their appointment, the third arbitrator shall be selected from a list of six individuals (three named by each arbitrator) by a judge of the federal district court having jurisdiction over the geographical area in which the arbitration is to take place, or if the federal court declines to act the state court having general jurisdiction in such area.

All arbitrators shall be disinterested active or former executive officers of insurance or reinsurance companies or Underwriters at Lloyd's's London.

Within thirty (30) days after notice of appointment of all arbitrators, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules for hearings.

The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. Arbitration shall take place in XXXXXXXX, South Dakota, or a location mutually agreed to by the panel. Insofar as the arbitration panel looks to substantive law, it shall consider the law of the State of South Dakota. The decision of any two arbitrators when rendered in writing shall be final and binding. The panel is empowered to grant interim relief as it may deem appropriate.

The panel shall make its decision considering the custom and practice of the applicable insurance and reinsurance business as promptly as possible following the termination of the hearings. Judgment upon the award may be entered in any court having jurisdiction thereof.

Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the cost of the third arbitrator. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to attorneys fees, to the extent permitted by law. The panel is prohibited from awarding punitive, exemplary or treble damages, of whatever nature, in connection with any arbitration proceeding concerning this Contract.


ARTICLE 17 - CHOICE OF LAW

This Contract, including all matters relating to formation, validity and performance thereof, shall be interpreted in accordance with the law of the State of South Dakota.


ARTICLE 18 - AGENCY

For purposes of sending and receiving notices and payments required by this Contract, the reinsured Company that is set forth first in the Title section to this Contract will be deemed the agent for all other reinsured companies referenced in the Title of this Contract. In no event however, will any reinsured Company be deemed the agent of the other with respect to the terms of the Insolvency Article.

ARTICLE 19 - ENTIRE CONTRACT

This Agreement, and that certain Services and Indemnity Agreement between the parties dated _________________, 1997, represent the entire agreement and understanding among the parties. No other oral or written agreements or contracts relating to the risks reinsured hereunder currently exist and/or are contemplated between the parties.


ARTICLE 20 - SEVERABILITY

If any law or regulation of any Federal, State, or Local Government of the United States of America, or the ruling of officials having supervision over insurance companies, should render illegal this Contract, or any portion thereof, as to risks or properties located in the jurisdiction of such authority, either the Company or the Reinsurer may upon written notice to the other suspend, abrogate, or amend this Contract insofar as it relates to risks or properties located within such jurisdiction to such extent as may be necessary to comply with such law, regulations, or ruling.

Such illegality, suspension, abrogation, or amendment of a portion of this Contract shall in no way affect any other portion thereof.

ARTICLE 21 - HONORABLE UNDERTAKING

The purposes of this Contract are not to be defeated by narrow or technical legal interpretations of its provisions. The Contract shall be construed as an honorable undertaking and should be interpreted for the purpose of giving effect to the real intentions of the parties hereto.

ARTICLE 22 - NOTICES

Any notice relating to this Contract shall be in writing and shall be sufficiently given if delivered by certified mail to the Reinsurer at the following address:

        Continental Casualty Company
        CNA Plaza
        Attn.:  The Chief Financial Officer
                Diversified Operations Department
                Chicago, IL 60685

and to the Company at the following address:

        Western Surety Company
        Attn.:  XXXXXXXXXXXXXX
        XXXXXXXXXXXXXXXXXX
        XXXXXXX,XXXXX

IN WITNESS WHEREOF the parties acknowledge that no intermediary is involved in, or brought about this transaction, and the parties hereto, by their authorized representatives, have executed this Contract:

on this                         day of                        199___

WESTERN SURETY COMPANY

By: __________________________________________________________________

Title: _______________________________________________________________

Attested by: _________________________________________________________

and on this                     day of                        199___

UNIVERSAL SURETY OF AMERICA

By: __________________________________________________________________

Title: _______________________________________________________________

Attested by: _________________________________________________________

and on this                     day of                        199___

SURETY BONDING COMPANY OF AMERICA

By: __________________________________________________________________

Title: _______________________________________________________________

Attested by: _________________________________________________________

and on this                     day of                        199___

CONTINENTAL CASUALTY COMPANY

By: __________________________________________________________________

Title: _______________________________________________________________

Attested by: _________________________________________________________

                    AGGREGATE STOP LOSS REINSURANCE CONTRACT
                          (REFERRED TO AS "CONTRACT")
                        EFFECTIVE DATE: XXXXXXX X, XXXX
                       (REFERRED TO AS "EFFECTIVE DATE")
                          ENTERED INTO BY AND BETWEEN
                             WESTERN SURETY COMPANY
                          UNIVERSAL SURETY OF AMERICA
                       SURETY BONDING COMPANY OF AMERICA
                    (COLLECTIVELY REFERRED TO AS "COMPANY")
                                      AND
                          CONTINENTAL CASUALTY COMPANY
                          (REFERRED TO AS "REINSURER")